News Release

Sharps Compliance Corp., 9220 Kirby Drive, Suite 500, Houston, TX 77054

IMMEDIATE RELEASE

SHARPS COMPLIANCE CORP. AND DRIVE MEDICAL DESIGN & MANUFACTURING ANNOUNCES SETTLEMENT OF PATENT DISPUTE

Settlement Results in Drive Medical Design & Manufacturing as the Exclusive Manufacturer
and Sharps as the Exclusive Seller of the Sharps Pitch-It™ IV Poles

HOUSTON,, Texas, January 2, 2008 -- Sharps Compliance Corp. (OTC BB: SCOM) (“Sharps” or the “Company”), leading providers of cost-effective disposal and homecare logistics solutions for small quantity generators of medical waste, and Medical Depot, Inc. (d/b/a/ Drive Medical Design & Manufacturing) (“Drive Medical”), a privately-held company and one of the leading manufacturers and distributors of durable medical equipment in the United States, announced the settlement of a patent dispute related to the Sharps Pitch-It™ IV Poles. In conjunction with the settlement, Drive Medical will be the exclusive manufacturer and Sharps will be the exclusive seller of the Sharps Pitch-It™ IV Poles.

The innovative Sharps Pitch-It™ IV Poles are cost-effective, portable, adjustable, lightweight, sturdy and easy to use. The Pitch-It™ IV Poles, which come in three sizes, have been used successfully for over eight (8) years improving efficiencies and saving money for our customers in the home healthcare and other industries.

Dr. Burton J. Kunik, the Company’s Chairman, Chief Executive Officer and President commented, “We look forward to a successful relationship with Drive Medical whereby we can leverage their metal manufacturing expertise with our customer base and ability to sell the product across many industries including home healthcare.”

To Buy the Product

Prospective and existing customers wishing to place an order for the Sharps Pitch-It™ IV poles, please call Sharps directly at 800-772-5657.

The Sharps Pitch-it™ IV Poles are as follows:

-	Pitch-It™ Sr. 30002-006 (wheeled model);

-	Pitch-It™ 30003-012 (floor model); and

-	Pitch-It™ Jr. 30004-012 (table top model).

About Sharps Compliance Corp.

Headquartered in Houston, Texas, Sharps Compliance is a leading provider of cost-effective disposal solutions for small quantity generators of medical waste. The Company’s flagship product, the Sharps Disposal by Mail System®, is a cost-effective and easy-to-use solution to dispose of medical waste such as hypodermic needles, lancets and any other medical device or objects used to puncture or lacerate the skin (referred to as “sharps”). The Company also offers a number of products specifically designed for the home healthcare market. Sharps Compliance focuses on targeted growth markets such as the pharmaceutical, retail, commercial, and hospitality markets, as well as serving a variety of additional markets. Sharps is a leading proponent and participant in the development of public awareness and solutions for the safe disposal of needles, syringes and other sharps in the community setting.

As a fully integrated manufacturer providing customer solutions and services, Sharps Compliance’s solid business model, with strong margins and significant operating leverage, and early penetration into emerging markets, uniquely positions the company for strong future growth.

More information on Sharps Compliance can be found on its website at: www.sharpsinc.com.

About Drive Medical

Drive Medical, a privately-held company, is one of the leading manufacturers and distributors of durable medical products in the United States. Drive Medical distributes its products from three (3) distribution facilities located in New York, Georgia and California. In addition, Drive Medical markets and distributes its products to customers located in Europe, Canada, Mexico, South America, and Latin America. Drive Medical’s customers consist of dealers, wholesalers and retailers of durable medical equipment, including home healthcare, physician supply, long-term care, acute care and medical/surgical dealers, mass merchandisers, drug stores, internet companies, catalog companies and home shopping related businesses. Drive Medical targets its products to the home healthcare, medical/surgical and rehabilitation markets.

More information on Drive Medical can be found on its website at www.drivemedical.com.

Safe Harbor Statement

The information made available in this press release contains certain forward-looking statements which reflect Sharps Compliance Corp.’s current view of future events and financial performance. Wherever used, the words “estimate”, “expect”, “plan”, “anticipate”, “believe”, “may” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, the company’s ability to educate its customers, development of public awareness programs to educate the identified consumer, managing regulatory compliance and/or other factors that may be described in the company’s annual report on Form 10-KSB, quarterly reports on Form 10-QSB and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results express or implied therein will not be realized.

For more information contact: Sharps Compliance Corp.	- OR -
David P. Tusa Executive Vice President, Chief Financial Officer & Business Development	Tammy Poblete Kei Advisors LLC Investor Relations

Phone: (713) 660-3514 dtusa@sharpsinc.com	Phone: (716) 843-3853 Email: tpoblete@keiadvisors.com

Drive Medical Design & Manufacturing
Harvey P. Diamond
Chairman of the Board and Chief Executive
Officer

Phone: (516) 998-4600 ext 245
hdiamond@drivemedical.com